CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated April 30, 2024, and each included in this Post-Effective Amendment No. 237 to the Registration Statement (Form N-1A, File No. 002-80859) of Touchstone Strategic Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated August 18, 2023, with respect to the financial statements and financial highlights of Touchstone International Value Fund (formerly, Touchstone International Equity Fund) (the “Fund”) (one of the funds constituting Touchstone Strategic Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended June 30, 2023, into this Registration Statement filed with the Securities and Exchange Commission.

Cincinnati, Ohio

April 26, 2024